Contacts:         Aimee Boutcher            Stuart Mangrum
                  (973) 239-2878            (650) 318-0300
                  aboutcher@aol.com         smangrum@i-storm.com



                         I-STORM ANNOUNCES NEW DIRECTORS

        RETAIL VETERANS BRING MERCHANDISING CLOUT TO E-COMMERCE INCUBATOR

MOUNTAIN VIEW, CA, February 22, 2000 -- I-Storm, Inc. (ISTM) today announced the appointment of three new members to its Board of Directors. Warren Flick, Tommy Bennett, and Joe Hoffman will join returning Board members Matthew Howard and Cal Lai. I-Storm also announced the appointment of Matthew Howard as Chairman of the Board.

Two of the Directors have extensive experience in retail operations. Matthew Howard served as Senior E.V.P. of both marketing and merchandising for Sears, as President of Computer City, and as a Senior E.V.P. for Montgomery Ward. Warren Flick is Co-Chairman of e-Save.com, an internet marketing platform for national consumer brands and is the former President and Chief Operating Officer of Kmart stores as well as having held a number of senior corporate officer positions at Sears. Mr. Flick also serves as a director of the Stride Rite Corporation and One Price Clothing Stores. "Getting either of these master merchants to sit on our board would have been a coup," Lai observed. "Together, they bring us a wealth of knowledge and connections. I-Storm's initiatives in online retail, particularly in the click-and-mortar space, will benefit dramatically as a result."

 "I'm very excited about I-Storm's business model and prospects," Chairman Howard noted. "Cal and his team bring a great amount of depth and knowledge to any company wanting to make a bold Internet play, whether that means reinventing an existing line of business or launching a new one. They have a rare combination of technology expertise and marketing savvy, and a customer-centric approach that resonates with everything we know about successful retailing."

Warren Flick was equally upbeat. "I-Storm has everything it takes to compete in this space, from strategy to execution. They understand the technology, but they also understand that it takes more than technology to grow a successful online business. They offer a unique solution for companies moving from brick-and-mortar to click-and-mortar."

Also joining the Board are Joe Hoffman and Tommy Bennett. Mr. Hoffman is an attorney-at-law in private practice, with extensive background in litigation and business law. Mr. Bennett is the Senior Vice President of Business Development for Computer Associates International, one of the world's leading technology companies and an I-Storm strategic partner. "This is excellent news for I-Storm," Cal Lai observed. "The new Board gives us tremendous depth in two areas that are absolutely core to our business: retail operations and enterprise IT systems. In my view that's a significant competitive advantage."

Tommy Bennett adds, "This is the perfect model for mid-market companies seeking a quick evolution into e-business. There is tremendous demand among CA customers for this type of approach, and the unique services I-Storm has to offer."

I-Storm, Inc. (ISTM: OTC BB) partners with successful brands to co-develop, co-fund, and co-manage aggressive e-commerce ventures. I-Storm's expertise in e-business strategy, site development, and retail operations, coupled with its willingness to invest in the opportunities it identifies, affords mid-market companies a unique opportunity to quickly get to market with highly competitive e-commerce systems. Combining the roles of an outsource service provider and an e-business incubator, I-Storm builds and operates world-class online selling systems, harnessing best-of-breed technologies and innovative business practices drawn from its experience as a Silicon Valley pioneer in e-commerce and interactive marketing. By leveraging the existing brand, fulfillment, and support infrastructures of its partners, I-Storm is able to focus on site development and growth, sharing in the risks and rewards of the channel. For more information please visit I-Storm at http://www.i-storm.com/

                                      # # #

The statements made in this release that are not historical facts contain forward-looking information that involves risks and uncertainties. Important factors that may cause actual results to differ include, but are not limited to, the impact of competitive products and services, each company's ability to manage growth and to develop e-business, the effect of economic and business conditions, changes in technology and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.